Exhibit 4.1

VENU HOLDING CORPORATION

Senior Secured Convertible Debenture

Original Principal Amount: $25,000,000

Issuance Date: July 31, 2026

Number: 1A

FOR VALUE RECEIVED, VENU HOLDING CORPORATION, an entity organized under the laws of the State of Colorado (the “Company”), hereby promises to pay to the order of YA II PN, LTD., or its registered assigns (the “Holder”), the amount set out above as the Original Principal Amount (or such lesser amount as reduced pursuant to the terms hereof pursuant to repayment, redemption, conversion or otherwise, the “Principal”) and the Payment Premium, as applicable, in each case when due, and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Convertible Debenture (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, this “Debenture”) was originally issued pursuant to the Purchase Agreement dated as of July 31, 2026, between the Company and the Holder (as it may be amended from time to time, the “Purchase Agreement”). Certain capitalized terms used herein are defined in Section (12). Capitalized terms otherwise not defined herein have the meanings ascribed to them in the Purchase Agreement. The Company and the Holder are referred to herein at times, collectively, as the “Parties,” and each, a “Party.”

(1) GENERAL TERMS

(a) Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest, the Payment Premium, and any other amounts outstanding pursuant to the terms of this Debenture. The “Maturity Date” shall be July 31, 2027, as may be extended upon mutual written agreement of the Holder and the Company. Other than as specifically permitted by this Debenture, including Section 1(d) and Section 1(f), the Company may not prepay or redeem any portion of the outstanding Principal and accrued and unpaid Interest.

(b) Interest Rate and Payment of Interest. Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to 0% (“Interest Rate”), which Interest Rate shall increase to an annual rate of 18% upon the occurrence of an Event of Default (for so long as such event remains uncured). Interest shall be calculated based on a 365-day year and the actual number of days elapsed.

(c) Monthly Installment Payments. On or before each date (each, an “Installment Date”) set forth on the repayment schedule attached hereto as Exhibit II (the “Repayment Schedule”), the Company shall repay a portion of the outstanding balance of this Debenture in an amount equal (i) the installment principal amount set forth on the Repayment Schedule as of such Installment Date (or the outstanding Principal if less than such amount (the “Installment Principal Amount”)), plus (ii) the Payment Premium in respect of such Installment Principal Amount, plus (iii) accrued and unpaid interest hereunder as of each Installment Date (collectively, the “Installment Amount”).

(d) Redemptions.

(i) Optional Redemption. The Company at its option shall have the right, but not the obligation, to redeem (“Optional Redemption”) early a portion or all amounts outstanding under this Debenture as described in this Section; provided, that the Company provides the Holder with written notice (each, a “Redemption Notice”) of its desire to exercise an Optional Redemption, which Redemption Notice (i) shall be delivered to the Holder after the close of regular trading hours on a Trading Day, and (ii) may only be given if the VWAP of the Common Shares was less than the Fixed Price on the date such Redemption Notice is delivered, unless otherwise agreed by the Holder. Each Redemption Notice shall be irrevocable and shall specify the outstanding balance of the Debenture to be redeemed and the Redemption Amount. The “Redemption Amount” shall be an amount equal to (a) the outstanding Principal balance being redeemed by the Company plus (b) the Payment Premium in respect of such Principal amount plus (c) all accrued and unpaid interest hereunder as of the date of such redemption. After receipt of a Redemption Notice, the Holder shall have seven (7) Trading Days (beginning with the Trading Day immediately following the date such Redemption Notice is delivered to the Holder in accordance with this term of this Section 1(d)) to elect to convert all or any portion of this Debenture. On the eighth (8th) Trading Day following the delivery of the applicable Redemption Notice, the Company shall deliver to the Holder the Redemption Amount with respect to the Principal amount redeemed to the extent not converted and otherwise after giving effect to conversions or other payments made during such seven (7) Trading Day period.

(ii) Mandatory Redemption. If the Company is required to make a payment in cash from the receipt of proceeds from the issuance of Common Shares under the Permitted ATM (as defined in the Purchase Agreement) pursuant to Section 4(k) of the Purchase Agreement (a “Mandatory Redemption”), then within five (5) Business Days of receipt of the net proceeds from the Permitted ATM, the Company shall notify the Holder of the required payment amount (“Mandatory Redemption Amount”), and, unless waived by the Holder, the Company shall promptly pay such Mandatory Redemption Amount to the Holder. Any such payment received by the Holder shall be applied first towards accrued and unpaid interest hereunder, then to Principal and the Payment Premium in respect of such Principal amount.

(iii) Any Optional Redemption pursuant to Section 1(d)(i), or Mandatory Redemption pursuant to Section 1(d)(ii) paid in cash on or before any Installment Date shall have the effect of adjusting the Repayment Schedule by reducing the Installment Amount of future payments coming due in reverse chronological order (i.e., starting with the latest payments first).

(e) Payment Dates. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

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(f) Appraisal Holdback. Notwithstanding anything to the contrary in this Debenture, $12,500,000 of the Original Principal Amount funded by the Holder on the Issuance Date (the “Holdback Amount”) shall be held by the Collateral Agent in an account as cash collateral for the Company’s obligations under this Debenture until the Company delivers the Appraisal to the Holder and the Collateral Agent. Promptly after delivery of the Appraisal, (i) if the Appraisal is satisfactory to the Collateral Agent and the Holder, each in its sole discretion, the Holdback Amount shall be released from the lien of the Collateral Agent arising under this Section 1(f) and delivered to an account designated by the Company (without limiting any lien on such account or funds under the Security Agreement or any other Transaction Document), or (ii) if the Appraisal is not satisfactory to the Collateral Agent or the Holder, the Holder shall have the option to apply the Holdback Amount to repay, at par and without payment of the Payment Premium, that portion of the Principal equal to the Holdback Amount. If the Appraisal is not delivered within fourteen (14) days after the Issuance Date, it shall be deemed not satisfactory, and clause (ii) above shall apply.

(2) EVENTS OF DEFAULT.

(a) An “Event of Default,” wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body) shall have occurred:

(i) The Company’s failure to pay to the Holder any amount of Principal, Redemption Amount, Mandatory Redemption Amount, Payment Premium, Interest, or other amounts when and as due under this Debenture or any other Transaction Document including any applicable Installment Amount, within five (5) Business Days after such payment is due.

(ii) (A) The Company or any Significant Subsidiary shall commence, or there shall be commenced against the Company or any Significant Subsidiary any proceeding under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any Significant Subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect relating to the Company or any Significant Subsidiary, in any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty one (61) days; (B) the Company or any Significant Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; (C) the Company or any Significant Subsidiary suffers any appointment of any custodian, private or court appointed receiver or the like for it or all or substantially all of its property which continues undischarged or unstayed for a period of sixty one (61) days; (D) the Company or any Significant Subsidiary makes a general assignment of all or substantially all of its assets for the benefit of creditors; (E) the Company or any Significant Subsidiary shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (F) the Company or any Significant Subsidiary shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; (G) the Company or any Significant Subsidiary shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or (H) any corporate or other action is taken by the Company or any Significant Subsidiary for the purpose of effecting any of the foregoing;

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(iii) The Company or any Significant Subsidiary shall default, in any of its obligations under any note, debenture, mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Significant Subsidiary in an amount exceeding $1,000,000, whether such indebtedness now exists or shall hereafter be created and such default is not cured within the time prescribed by documents governing such indebtedness or, if no such time is prescribed, within 30 Business Days of the default;

(iv) A final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate are rendered against the Company and/or any Significant Subsidiary and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a creditworthy party shall not be included in calculating the amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Significant Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(v) The Common Shares shall cease to be quoted or listed for trading, as applicable, on any Principal Market for a period of ten (10) consecutive Trading Days;

(vi) The Company or any Pledgor shall be a party to any Change of Control Transaction except for a Change of Control Transaction in which the Company repays all amounts outstanding pursuant to the terms of this Debenture simultaneously with or prior to the consummation of such Change of Control Transaction;

(vii) The Company’s (A) failure to deliver the required number of Common Shares to the Holder within two (2) Trading Days after the applicable Share Delivery Date (and which failure is not a result of any action or inaction on the part of the Holder) or (B) notice, written or oral, to any holder of this Debenture, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of all or a portion of this Debenture into Common Shares that is tendered in accordance with the provisions of this Debenture at a time when the Holder is not in breach of any material term of the Purchase Agreement or this Debenture;

(viii) The Company shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined below) within five (5) Business Days after such payment is due;

(ix) The Company’s failure to timely file with the Commission any Periodic Report on or before the due date of such filing as established by the Commission, it being understood, for the avoidance of doubt, that due date includes any permitted filing deadline extension under Rule 12b-25 under the Exchange Act;

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(x) Any representation or warranty made or deemed to be made by or on behalf of the Company in or in connection with any Transaction Document, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

(xi) (A) Any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; (B) the Company or any other Person contests in writing the validity or enforceability of any provision of any Transaction Document; or (C) the Company denies in writing that it has any further liability or obligation under any Transaction Document, or purports in writing to revoke, terminate (other than in accordance with the relevant termination provisions) or rescind any Transaction Document;

(xii) The Company uses the proceeds of the issuance of this Debenture, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulations T, U and X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof), or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose;

(xiii) Any Event of Default, or any breach of any material term of any in any Transaction Document (other than this Debenture); or

(xiv) The Company shall fail to observe or perform any material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Debenture (except as may be otherwise covered by Sections (2)(a)(i) through (2)(a)(xiii) hereof) or any other Transaction Document, which is not cured or remedied within the time prescribed or if no time is prescribed within thirty (30) days;

(xv) An event or circumstance has occurred which has had a Material Adverse Effect;

(xvi) Any casualty, loss, damage, or destruction (whether or not covered by insurance), including as a result of fire, flood, storm, earthquake, explosion, or other casualty event, shall occur with respect to the real property and improvements known as the Regent Bank Amphitheater in Broken Arrow, Oklahoma (the “Amphitheater”) or any material portion thereof, and such casualty, loss, damage, or destruction materially impairs the use, operation, or value of the Amphitheater; or

(xvii) The Company or any Significant Subsidiary shall be delinquent in the payment of any amount due under any Permitted C-PACE Indebtedness (as defined in the Purchase Agreement), subject to any cure periods set forth in the definitive documents governing the Permitted C-PACE Indebtedness.

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(b) During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred (other than an event with respect to the Company described in Section (2)(a)(ii)), the full unpaid Principal amount of this Debenture, together with the Payment Premium in respect of such Principal Amount that was due and payable on the date of the Event of Default and all interest and other amounts owing in respect of this Debenture to the date of acceleration, shall become, at the Holder’s election given by notice pursuant to Section (5), immediately due and payable in cash; provided that, in the case of any event with respect to the Company described in Section (2)(a)(ii), the full unpaid Principal amount of this Debenture, together with the Payment Premium in respect of such Principal Amount that was due and payable on the date of the Event of Default and all accrued and unpaid interest and other amounts owing in respect of this Debenture to the date of acceleration, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. The Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, (other than required notice of conversion) and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder in writing at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(3) CONVERSION OF DEBENTURE. This Debenture shall be convertible into Common Shares, on the terms and conditions set forth in this Section (3).

(a) Conversion Right.

(i) Subject to the limitations of Section (3)(c), at any time or times on or after the Issuance Date, for so long as this Debenture remains outstanding, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount into fully paid and nonassessable Common Shares in accordance with Section (3)(b), at $7.50 per Common Share, subject to adjustment as provided herein (the “Fixed Price”).

(ii) “Conversion Amount” means the portion of the Principal, Interest and the Payment Premium, or other amounts outstanding under this Debenture to be converted, redeemed or otherwise with respect to which this determination is being made.

(iii) “Conversion Price” means, as of any Conversion Date or other date of determination either the Fixed Price or, with respect to an Alternate Conversion (as defined below) the Variable Price, as applicable.

(iv) The number of Common Shares issuable upon conversion of any Conversion Amount pursuant to this Section (3)(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price. The Company shall not issue any fraction of a Common Share upon any conversion. All calculations under this Section (3) shall be rounded to the nearest $0.001. If the issuance would result in the issuance of a fraction of a Common Share, the Company shall round such fraction of a Common Share up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Shares upon conversion of any Conversion Amount.

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(b) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into Common Shares on any date (a “Conversion Date”), the Holder shall (A) transmit by email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section (3)(b)(iii), surrender this Debenture to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Debenture in the case of its loss, theft or destruction). On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall, provided that the Transfer Agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, instruct such transfer agent to credit such aggregate number of Common Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate or book-entry position, registered in the name of the Holder or its designee, for the number of Common Shares to which the Holder shall be entitled, which certificates shall not bear any restrictive legend. If this Debenture is physically surrendered for conversion and the outstanding Principal of this Debenture is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Debenture and at its own expense, issue and deliver to the holder a new Debenture representing the outstanding Principal not converted. The Person or Persons entitled to receive the Common Shares issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder or holders of such Common Shares upon the transmission of a Conversion Notice.

(ii) Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Date to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of Common Shares to which the Holder is entitled upon such Holder’s conversion of any Conversion Amount (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of Common Shares issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the Common Shares so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Shares to which the Holder is entitled with respect to such Conversion Notice and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Shares multiplied by (B) the Closing Price on the Conversion Date. For the avoidance of doubt, nothing herein shall limit the Holder’s right to pursue any other remedies available hereunder, at law or in equity, including, without limitation, a decree of specific performance or injunctive relief.

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(iii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender this Debenture to the Company unless (A) the full Conversion Amount represented by this Debenture is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Debenture upon physical surrender of this Debenture. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon conversion.

(c) Limitations on Conversions.

(i) Beneficial Ownership. The Holder shall not have the right to convert any portion of this Debenture to the extent that after giving effect to such conversion, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of Common Shares outstanding immediately after giving effect to such conversion. Since the Holder will not be obligated to report to the Company the number of Common Shares it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of Common Shares in excess of 4.99% of the then outstanding Common Shares without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Principal amount of this Debenture is convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for a Principal amount of this Debenture that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum Principal amount permitted to be converted on such Conversion Date in accordance with Section (3)(a) and, any Principal amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Debenture. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 65 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

(ii) Principal Market Limitation. Notwithstanding anything in this Debenture to the contrary, the Company shall not issue any Common Shares upon conversion of this Debenture, or otherwise, if the issuance of such Common Shares, together with any Common Shares issuable in connection with any other related transactions that may be considered part of the same series of transactions, would exceed the aggregate number Common Shares that the Company may issue in a transaction in compliance with the Company’s obligations under the rules or regulations of NYSE American and shall be referred to as the “Exchange Cap,” except that such limitation shall not apply if the Company’s stockholders have approved such issuances on such terms in excess of the Exchange Cap in accordance with NYSE American Rule 713. For the avoidance of doubt, the Exchange Cap applicable under this clause (ii) equals 11,767,980 Common Shares.

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(d) Other Provisions.

(i) All calculations under this Section (3) shall be rounded to the nearest $0.001 or whole share.

(ii) So long as this Debenture remains outstanding, the Company shall have reserved from its duly authorized share capital, and shall have instructed the Transfer Agent to irrevocably reserve, the maximum number of Common Shares issuable upon conversion of this Debenture (assuming for purposes hereof that (x) this Debenture is convertible at the Floor Price as of the date of determination, and (y) any such conversion shall not take into account any limitations on the conversion of the Debenture set forth herein (the “Required Reserve Amount”)), provided that at no time shall the number of Common Shares reserved pursuant to this Section (3)(d)(ii) be reduced other than pursuant to the conversion of this Debenture in accordance with their terms, and/or cancellation, or reverse stock split. If at any time while this Debenture remains outstanding, the Company does not have a sufficient number of authorized and unreserved Common Shares to satisfy the obligation to reserve for the issuance the Required Reserve Amount, the Company will promptly take all corporate action necessary to propose to a meeting of its shareholders an increase of its authorized share capital necessary to meet the Company’s obligations pursuant to this Debenture, and cause its board of directors to recommend to the shareholders that they approve such proposal. The Company covenants that, upon issuance in accordance with conversion of this Debenture in accordance with its terms, the Common Shares, when issued, will be validly issued, fully paid and nonassessable.

(iii) Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section (2) herein for the Company’s failure to deliver certificates representing Common Shares upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(e) Adjustment of Conversion Price upon Subdivision or Combination of Common Shares. If the Company, at any time while this Debenture is outstanding, shall (i) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Shares or any other equity or equity equivalent securities payable in Common Shares, (ii) subdivide outstanding Common Shares into a larger number of shares, (iii) combine (including by way of reverse stock split) outstanding Common Shares into a smaller number of shares, or (iv) issue by reclassification of Common Shares any shares of capital stock of the Company, then the Fixed Price and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of Common Shares outstanding after such event. Any adjustment made pursuant to this Section shall become effective, in the case of a dividend distribution, immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution or, in the case of a subdivision, combination or re-classification, and shall become effective immediately after the effective date of such subdivision, combination or re-classification.

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(f) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Common Shares are entitled to receive securities or other assets with respect to or in exchange for Common Shares (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Debenture, at the Holder’s option, (i) in addition to the Common Shares receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such Common Shares had such Common Shares been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Debenture) or (ii) in lieu of the Common Shares otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Shares in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Debenture initially been issued with conversion rights for the form of such consideration (as opposed to Common Shares) at a conversion rate for such consideration commensurate with the Conversion Price. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Debenture.

(g) Whenever the Conversion Price is adjusted pursuant to Section (3) hereof, the Company shall promptly provide the Holder with a written notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(h) In case of any (1) merger or consolidation of the Company or any Pledgor with or into another Person, or (2) sale by the Company or any Pledgor of more than one-half of the assets of the Company in one or a series of related transactions, a Holder shall have the right to (A) exercise any rights under Section 2(b), (B) convert the aggregate amount of this Debenture then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Shares following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the Common Shares into which such aggregate Principal amount of this Debenture could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or (C) in the case of a merger or consolidation, require the surviving entity to issue to the Holder a convertible Debenture with a Principal amount equal to the aggregate Principal amount of this Debenture then held by such Holder, plus all accrued and unpaid interest and other amounts owing thereon, which such newly issued convertible Debenture shall have terms identical (including with respect to conversion) to the terms of this Debenture, and shall be entitled to all of the rights and privileges of the Holder of this Debenture set forth herein and the agreements pursuant to which this Debenture was issued. In the case of clause (C), the conversion price applicable for the newly issued shares of convertible preferred stock or convertible debentures shall be based upon the amount of securities, cash and property that each Common Shares would receive in such transaction and the Conversion Price in effect immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

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(i) Alternate Conversions. In addition to any other remedies, the Holder shall have the right (but not the obligation): (i) in the case of a Payment Failure, to convert, on one or more occasions all or part of the applicable Installment Amount at any time after such Payment Failure has occurred at the Variable Price and (ii) in the case of any Event of Default, if such Event of Default has not been cured or waived in writing by the Holder within 30 days after the occurrence thereof (such 30th day after the occurrence of the Event of Default, the “Trigger Date”), to convert, on one or more occasions all or part of the Debenture at any time after the Trigger Date and so long as the applicable the applicable Event of Default is continuing at the Variable Price until all amounts outstanding under this Debenture have been repaid in full (in each case of (i) and (ii), an “Alternate Conversion”). Any Alternate Conversion shall be effected in accordance with Section (3) (and subject to the limitations set out in Section (3)(c)(i) and Section (3)(c)(ii)), but replacing the “Fixed Price” with the “Variable Price”, by designating in the Conversion Notice delivered that the Holder is electing to use the Variable Price for such conversion. For the avoidance of doubt, the Holder’s exercise of its right to effect Alternate Conversion under this Section 3(i) shall not be deemed an election of remedies with respect to a Payment Failure or other Event of Default and shall not limit the Holder’s right to pursue any other remedies available to it under this Debenture, the other Transaction Documents or under applicable laws.

(4) REISSUANCE OF THIS DEBENTURE.

(a) Transfer. If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Debenture (in accordance with Section (4)(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section (4)(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of Section (3)(b)(iii) following conversion or redemption of any portion of this Debenture, the outstanding Principal represented by this Debenture may be less than the Principal stated on the face of this Debenture.

(b) Lost, Stolen or Mutilated Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and substance and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with Section (4)(d)) representing the outstanding Principal.

(c) Debenture Exchangeable for Different Denominations. This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Debenture or Debentures (in accordance with Section (4)(d)) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

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(d) Issuance of New Debentures. Whenever the Company is required to issue a new Debenture pursuant to the terms hereof, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section (4)(a) or Section (4)(c), the Principal designated by the Holder which, when added to the Principal represented by the other new Debenture(s) issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of such new Debenture), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

(5) NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing by letter or electronic mail (“e-mail”) and will be deemed to have been delivered (i) upon receipt, when delivered personally, (ii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, as applicable or (iii) receipt, when sent by e-mail, and, in each case of the foregoing clauses (i), (ii) and (iii), properly addressed to the party to receive the same. The addresses and e-mail addresses for such communications shall be:

If to the Company, to:	Venu Holding Corporation
1755 Telstar Drive, Suite 501 Colorado Springs, Colorado 80920 Telephone: (719) 895-5483 Attention: Chief Executive Officer E-Mail: [●]

With Copy to:	Dykema Gosset PLLC 111 E. Kilbourn Avenue, Suite 1050 Milwaukee, Wisconsin 53202 Attention: Peter Waltz E-Mail: pwaltz@dykema.com

If to the Holder:	YA II PN, Ltd
c/o Yorkville Advisors Global, LLC 1012 Springfield Avenue
Mountainside, NJ 07092
Attention: Mark Angelo

With copy to:

David Fine, Esq.

c/o Yorkville Advisors Global, LP

1012 Springfield Avenue

Mountainside, NJ 07092

Email: [●]

and

Haynes and Boone, LLP

30 Rockefeller Plaza, 22nd Floor

New York, New York 10112

Attention: Greg Kramer, Esq.

Email: greg.kramer@haynesboone.com

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or at such other address and/or e-mail address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party in accordance with this Section at least three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (a) given by the recipient of such notice, consent, waiver or other communication, (b) electronically generated by the sender’s email service provider containing the time, date, recipient email address or (c) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt from a nationally recognized overnight delivery service or receipt by e-mail in accordance with clause (i), (ii) or (iii) above, respectively.

(6) Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of, and interest and other charges (if any) on, this Debenture at the time, place, and rate, and in the currency, herein prescribed. This Debenture is a direct obligation of the Company. As long as this Debenture is outstanding, the Company shall not and shall cause each of its Subsidiaries not to, without the consent of the Holder, enter into any agreement, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability of the Company to perform its obligations under the this Debenture, including, without limitation, the obligation of the Company to make cash payments hereunder.

(7) This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into Common Shares in accordance with the terms hereof.

(8) CHOICE OF LAW; VENUE; WAIVER OF JURY TRIAL

(a) Governing Law. This Debenture and the rights and obligations of the Parties hereunder shall, in all respects, be governed by, and construed in accordance with, the laws (excluding the principles of conflict of laws) of the State of New York (the “Governing Jurisdiction”) (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), including all matters of construction, validity and performance.

(b) Jurisdiction; Venue; Service.

(i) The Company hereby irrevocably consents to the non-exclusive personal jurisdiction of the state courts of the Governing Jurisdiction and, if a basis for federal jurisdiction exists, the non-exclusive personal jurisdiction of any United States District Court for the Governing Jurisdiction.

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(ii) The Company agrees that venue shall be proper in any court of the Governing Jurisdiction selected by the Holder or, if a basis for federal jurisdiction exists, in any United States District Court in the Governing Jurisdiction selected by the Holder. The Company waives any right to object to the maintenance of any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any of the state or federal courts of the Governing Jurisdiction on the basis of improper venue or inconvenience of forum.

(iii) Any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, brought by the Company against the Holder arising out of or based upon this Debenture or any matter relating to this Debenture, or any other Transaction Document, or any contemplated transaction, shall be brought in a court only in the Governing Jurisdiction. The Company shall not file any counterclaim against the Holder in any suit, claim, action, litigation or proceeding brought by the Holder against the Company in a jurisdiction outside of the Governing Jurisdiction unless under the rules of the court in which the Holder brought such suit, claim, action, litigation or proceeding the counterclaim is mandatory, and not permissive, and would be considered waived unless filed as a counterclaim in the suit, claim, action, litigation or proceeding instituted by the Holder against the Company. The Company agrees that any forum outside the Governing Jurisdiction is an inconvenient forum and that any suit, claim, action, litigation or proceeding brought by the Company against the Holder in any court outside the Governing Jurisdiction should be dismissed or transferred to a court located in the Governing Jurisdiction. Furthermore, the Company irrevocably and unconditionally agrees that it will not bring or commence any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Holder arising out of or based upon this Debenture or any matter relating to this Debenture, or any other Transaction Document, or any contemplated transaction, in any forum other than the courts of the State of New York sitting in New York County, and the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such suit, claim, action, litigation or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such federal court. The Company and the Holder agree that a final judgment in any such suit, claim, action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(iv) The Company and the Holder irrevocably consent to the service of process out of any of the aforementioned courts in any such suit, claim, action, litigation or proceeding by e-mail or the mailing of copies thereof by registered or certified mail postage prepaid, to it at the e-mail address or physical address, as applicable, provided for notices in this Debenture, such service to become effective thirty (30) days after the date of such e-mail or mailing, as applicable. The Company and the Holder each irrevocably waive any defense it may have on the grounds of insufficient or improper service with respect to service of process effected in accordance with this Section (8)(b)(iv).

(v) Nothing herein shall affect the right of the Holder to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Company or any other Person in the Governing Jurisdiction or in any other jurisdiction.

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(c) THE PARTIES MUTUALLY WAIVE ALL RIGHT TO TRIAL BY JURY OF ALL CLAIMS OF ANY KIND ARISING OUT OF OR BASED UPON THIS DEBENTURE OR ANY MATTER RELATING TO THIS DEBENTURE, OR ANY OTHER TRANSACTION DOCUMENT, OR ANY CONTEMPLATED TRANSACTION. THE PARTIES ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT THE PARTIES EACH MAKE THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH COUNSEL OF THEIR RESPECTIVE CHOICE. THE PARTIES AGREE THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT HAVING JURISDICTION, WITHOUT A JURY.

(d) The Company expressly acknowledges and agrees that this Debenture constitutes an instrument for the payment of money only within the meaning of section 3213 of the New York Civil Practice Law and Rules (“CPLR §3213”), and that upon any default under or breach of the terms of this Debenture, the Holder may immediately commence an action by motion for summary judgment in lieu of complaint without any further notice or demand. The Company irrevocably waives (i) any right to require the Holder to commence any action by summons and complaint, (ii) any right to assert defenses, setoffs, counterclaims or delays in any CPLR §3213 proceeding (other than the defense of full payment of any amount that the Holder seeks to recover), and (iii) any right to object to the sufficiency of this Debenture as an instrument for the payment of money only within the meaning of CPLR §3213 and agrees not to assert that this Debenture is not such an instrument. The Company agrees that all amounts due under this Debenture shall be deemed liquidated, unconditional and immediately due and payable for purposes of CPLR §3213.

(9) If the Company fails to comply with the terms of this Debenture, then the Company shall reimburse the Holder promptly for all fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by the Holder in any action in connection with this Debenture, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder.

(10) Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. No provision of this Debenture may be waived or amended other than by a written agreement signed by the parties to this Debenture.

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(11) If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Debenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law has been enacted.

(12) CERTAIN DEFINITIONS. For purposes of this Debenture, the following terms shall have the following meanings:

(a) “Appraisal” means an appraisal of the real property and improvements known as the Regent Bank Amphitheater in Broken Arrow, Oklahoma, prepared by a professional appraiser.

(b) “Bloomberg” means Bloomberg Financial Markets.

(c) “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

(d) “Buy-In” shall have the meaning set forth in Section (3)(b)(ii).

(e) “Buy-In Price” shall have the meaning set forth in Section (3)(b)(ii).

(f) “Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting power of the Company (except that the acquisition of voting securities by the Holder or any other current holder of convertible securities of the Company shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company (other than as due to the death or disability of a member of the board of directors) which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (c) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Company or any Subsidiary of the Company in one or a series of related transactions with or into another entity, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c).

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(g) “Closing Price” means the price per share in the last reported trade of the Common Shares on a Principal Market or on the exchange which the Common Shares are then listed as quoted by Bloomberg.

(h) “Collateral Agent” has the meaning set forth in the Purchase Agreement.

(i) “Commission” means the Securities and Exchange Commission.

(j) “Common Shares” means the shares of common stock, par value $0.001, of the Company and stock of any other class into which such shares may hereafter be changed or reclassified.

(k) “Conversion Amount” shall have the meaning set forth in Section (3)(a)(ii).

(l) “Conversion Date” shall have the meaning set forth in Section (3)(b)(i).

(m) “Conversion Failure” shall have the meaning set forth in Section (3)(b)(ii).

(n) “Conversion Notice” shall have the meaning set forth in Section (3)(b)(i).

(o) “Conversion Price” shall have the meaning set forth in Section (3)(a)(iii).

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Floor Price” solely with respect to the Variable Price, shall mean $0.448 per Common Share.

(r) “Fundamental Transaction” means any of the following: (1) the Company effects any merger or consolidation of the Company with or into another Person and the Company is the non-surviving company (other than a merger or consolidation with a wholly owned Subsidiary of the Company for the purpose of redomiciling the Company), (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Shares are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Common Shares or any compulsory share exchange pursuant to which the Common Shares is effectively converted into or exchanged for other securities, cash or property.

(s) “Installment Amount” shall have the meaning set forth in Section (1)(c).

(t) “Installment Date” shall have the meaning set forth in Section (1)(c).

(u) “Installment Principal Amount” shall have the meaning set forth in Section (1)(c).

(v) “Payment Failure” means the Company’s failure to pay any Installment Amount on the applicable Installment Date.

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(w) “Payment Premium” means 15% of the principal amount being repaid or redeemed; provided, that the Payment Premium shall increase to 20% of the principal amount being repaid or redeemed after the date that is 75 days following the Issuance Date.

(x) “Periodic Reports” shall mean all of the Company’s reports required to be filed by the Company with the Commission under applicable laws and regulations (including, without limitation, Regulation S-K), including annual reports (on Form 10-K), quarterly reports (on Form 10-Q), and current reports (on Form 8-K), for so long as any amounts are outstanding under this Debenture, provided that all such Periodic Reports include, when filed, all information, financial statements, audit reports (when applicable) and other information required to be included in such Periodic Reports in compliance with all applicable laws and regulations.

(y) “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

(z) “Principal Market” means any of The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, and any successor to any of the foregoing markets or exchanges.

(aa) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(bb) “Share Delivery Date” shall have the meaning set forth in Section (3)(b)(i).

(cc) “Significant Subsidiary” shall have the meaning set forth in Item 210 of Regulation S-X (or any successor provision); provided that, notwithstanding the foregoing, each of Sunset Ground at Broken Arrow, LLC, a Colorado limited liability company, and Sunset at Broken Arrow, LLC, a Colorado limited liability company, shall be deemed a “Significant Subsidiary” for all purposes of this Debenture. “Subsidiary” shall mean any Person in which the Company, directly or indirectly, (x) owns a majority of the outstanding capital stock or holds a majority of the equity or similar interest of such Person or (y) controls or operates all or substantially all of the business, operations or administration of such Person, and the foregoing are collectively referred to herein as “Subsidiaries.”

(dd) Intentionally omitted.

(ee) “Trading Day” means a day on which the Common Shares are quoted or traded on a Principal Market on which the Common Shares are then quoted or listed; provided, that in the event that the Common Shares are not listed or quoted, then Trading Day shall mean a Business Day.

(ff) “Transaction Document” means this Debenture and any and all other documents, agreements, instruments or other items executed or delivered in connection with this Debenture or any of the foregoing.

(gg) “Underlying Shares” means the Common Shares issuable upon conversion of this Debenture or as payment of interest in accordance with the terms hereof.

(hh) “Variable Price” means the lower of (A) the Fixed Price and (B) a price per share equal to 95% of the lowest daily VWAP during the five consecutive Trading Days immediately preceding the Conversion Date, but not lower than the Floor Price.

(ii) “VWAP” shall mean for any Trading Day, the volume weighted average price of the Common Shares on the Principal Market, for such Trading Day as reported by Bloomberg L.P. through its “HP” function.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Convertible Debenture to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY:
VENU HOLDING CORPORATION

By:	/s/ Jay William Roth
Name:	Jay William Roth
Title:	Chief Executive Officer

Signature Page to Senior Secured Convertible Debenture

ACKNOWLEDGED AND AGREED:

HOLDER:

YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By:	Yorkville Advisors Global II, LLC
Its:	General Partner

By:	/s/ Matt Beckman
Name:	Matt Beckman
Title:	Manager

Acknowledgement to Senior Secured Convertible Debenture

EXHIBIT I

CONVERSION NOTICE

(To be executed by the Holder in order to Convert the Debenture)

TO: VENU HOLDING CORPORATION.

Via Email:

The undersigned hereby irrevocably elects to convert a portion of the outstanding and unpaid Conversion Amount of Debenture No. 1A into Common Shares of VENU HOLDING CORPORATION, according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:
Principal Amount to be Converted:
Accrued Interest to be Converted:
Total Conversion Amount to be converted:
Fixed Price:
Variable Price (if applicable):
Applicable Conversion Price:
Number of Common Shares to be issued:

Please issue the Common Shares in the following name and deliver them to the following account:

Issue to:

Broker DTC Participant Code:

Account Number:

Authorized Signature:
Name:
Title:

EXHIBIT II

REPAYMENT SCHEDULE

Principal Amount:	$25,000,000
Issuance Date:	7/31/26

Installment Date	Installment Principal Amount	Accrued and Unpaid Interest	Payment Premium (15%/20%)	Installment Amount
Earlier of first C-PACE loan disbursement or 75th day after Issuance Date	$5,000,000		$750,000	$5,750,000
One month after earlier of first C-PACE loan disbursement or 75thth day following Issuance Date	$5,000,000		$1,000,000	$6,000,000
Two months after earlier of first C-PACE loan disbursement or 75 days following Issuance Date	$5,000,000		$1,000,000	$6,000,000
Three months after earlier of first C-PACE loan disbursement or 75 days following Issuance Date	$5,000,000		$1,000,000	$6,000,000
Four months after earlier of first C-PACE loan disbursement or 75 days following Issuance Date	$5,000,000		$1,000,000	$6,000,000

	$25,000,000	$-	$4,750,000	$29,750,000